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                      October 5, 2022

       Ms. Presta
       Chief Financial Officer
       Brazilian Electric Power Company
       Rua da Quitanda, 196 - 24th floor
       Centro, CEP 20091-005
       Rio de Janeiro, RJ, Brazil

                                                        Re: Brazilian Electric
Power Company
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 6, 2022
                                                            File No. 001-34129

       Dear Ms. Presta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation